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Exhibit 99.1

Contact: Morris Berger
(718) 234-0404

                     MULTI-MEDIA TUTORIAL SERVICES, INC.
                        REPORTS A REVERSE STOCK SPLIT

New York, May 21, 1999... Multi-Media Tutorial Services, Inc. (OTC: BBMMTS) a leader in direct marketing, telemarketing and webified customer service, announced a one (1) for ten (10) reverse split of the Company's Common Stock, which was approved by a majority of the Company's shareholders in compliance with the Delaware General Corporation Law. The one (1) for ten (10) reverse stock split will become effective as of May 24, 1999 (the "Record Date"). On the Record Date, each ten shares of the Company's outstanding Common Stock, par value $.01 per share ( the "Old Stock") will automatically convert into one share of Common Stock, par value $.01 per share (the "New Stock") and the holders of shares of Old Stock are entitled to receive one share of New Stock for each ten shares of Old Stock held. The Company's symbols will be changed to MMTSD and MMTSWD for 20 days after the reverse stock split has become effective. In addition, the number of authorized shares of Common Stock will increase to 20,000,000 shares of New Stock.

Multi-Media Tutorial Services, Inc. produces and direct markets tutorial educational programs for use by adults and children. The Company also provides telemarketing and webified telemarketing to third party customers through its Multimedia Telemarketing Services division.

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